Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147157) pertaining to the financial statements of the Zep Inc. 401(k) Plan of Zep Inc., of our report dated June 27, 2008, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 27, 2008